LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Termination Agreement”) is made as of the 15th day of December 2015 by and between Google Inc., a Delaware corporation, successor-in-interest to the property owned by BXP Research Park LLC, a Delaware limited liability company, successor in interest to MTV Research, LLC, a Delaware limited liability company (“Landlord”) and Hansen Medical, Inc., a Delaware corporation (“Tenant”).

RECITALS:

A.	Landlord and Tenant are parties to that certain Office Lease dated July 18, 2007 (the “Office Lease”), as amended by that First Amendment to Office Lease dated June 27, 2008 (the “First Amendment”) and Second Amendment to Office Lease dated December 13, 2013 (the “Second Amendment”) (collectively referred to herein as the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 63,131 rentable square feet of office space (the “Premises”), located at 800 East Middlefield Road in Mountain View, CA 94043 (the “Building”), which building is owned by Landlord.

B.	The Term is scheduled to expire on November 30, 2019 (the “Stated Termination Date”) and the parties desire to terminate the Lease prior to the Stated Termination Date on the terms and conditions contained in this Termination Agreement.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Notwithstanding anything to the contrary contained in the Lease, effective as of the “Early Termination Date,” as that term is defined below, and subject to the agreements, representations, warranties and indemnities contained in the Lease, as amended by this Termination Agreement, including, without limitation, return of the Security Deposit described in Section 9 below, the Lease shall terminate, and the Term of the Lease shall expire, with the same force and effect as if the Term was, by the provisions thereof, fixed to expire on the Early Termination Date. As used in this Termination Agreement, the “Early Termination Date” shall mean the date on which Tenant delivers to Landlord a factually correct written notice that Tenant has satisfied its obligations set forth in items (b), (c) and (d) of Section 2 below. The Early Termination Date shall not occur earlier than June 1, 2016 or later than August 31, 2016.

2.	On or prior to the Early Termination Date, Tenant shall:

(a)	Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date.

(b)	Completely vacate and surrender the Premises to Landlord in accordance with the terms of the Lease, including, without limitation, removing the Tenant’s “Equipment,” as that term is defined in Exhibit J (Satellite Agreement) attached to the Office Lease, and any related cables, all in accordance with said Exhibit J. Without limitation, Tenant shall leave the Premises in a broom-clean condition and free of all movable furniture, personal property and equipment and shall deliver the keys to the Premises to Landlord or Landlord’s designee. Should any property belonging to the Tenant remain at the Premises after the Early Termination Date, Landlord shall be entitled to move, store or dispose of said personal property, all without being liable to Tenant and shall be allowed to bill tenant the cost of all fees, costs and expenses incurred in removing Tenant’s personal property from the Premises. In such instance Tenant shall remit payment to Landlord within five (5) business days from receipt of demand.

(c)	Have removed, (i) in compliance with all applicable laws and regulations, (ii) under the oversight and with the approval of all applicable agencies (including, without limitation, the City of Mountain View) and (iii) pursuant to a facility closure plan approved by such agencies, all hazardous substances, materials and wastes, biological or medical wastes and/or Sharps waste from the Premises and shall have obtained final agency and approval that the closure plan was properly implemented and completed and no further action is required.

(d) Have closed all permits Tenant obtained for the Premises.

3.	Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (c) no other person or entity has an interest in the “Tenant’s” interest under the Lease, collateral or otherwise; (d) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises (other than work performed by or on behalf of Landlord) which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained; (e) it is authorized to enter into this Termination Agreement; and (f) this Termination Agreement does not violate any agreements to which Tenant is a party.

4.	Landlord represents and warrants that: (a) it is authorized to enter into this Termination Agreement; and (b) this Termination Agreement does not violate any agreements to which Landlord is a party.

5.	Notwithstanding anything in this Termination Agreement to the contrary, Landlord and Tenant each shall remain liable for all of its obligations under the Lease as Landlord or Tenant, respectively, arising prior to the Termination Date, including, without limitation, all year-end adjustments with respect to Tenant’s Share of Direct Expenses for that portion of the calendar year up to and including the Early Termination Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

6.	Article 18 of the Office Lease entitled “Indemnification” shall survive the termination of the Lease pursuant to this Termination Agreement.

7.	Effective as of the date hereof, Tenant’s option to extend the Term of the Lease pursuant to Article 50 of the Office Lease, as amended and restated by Section 4 of the Second Amendment, is hereby deleted in its entirety and shall be of no further force or effect.

8.	This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

9.	Landlord shall return to Tenant any unapplied portion of the Security Deposit by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Tenant, in the amount of $162,070.69 (less any amounts applied in accordance with Article 5 of the Office Lease, if any) no later than thirty (30) days following the Early Termination Date.

10.	This Termination Agreement may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Termination Agreement shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

11.	Except as set forth in this Termination Agreement, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Termination Agreement, the terms and conditions of this Termination Agreement shall prevail.

(END OF DOCUMENT. SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.

Landlord: Google Inc.	Tenant: Hansen Medical, Inc.
By: /s/ David Radcliffe	By: /s/ Chris Lowe

Name: David Radcliffe	Name: Chris Lowe

It’s: VP Real Estate	Its: Interim Chief Financial Officer